Exhibit 99

FOR IMMEDIATE RELEASE:  Monday, September 15, 1997

CONTACT: Denis Marchand                       David Valentino
         Financial Controller                 Vice President/Sales & Marketing
         Access Solutions                     PaperClip Software, Inc.
          International, Inc.                 201-487-3503
         401-295-2691

         Madeleine France
         or Bryce Benson
         Jordan Richard Assoc.
         801-595-8611

         ACCESS SOLUTIONS, PAPERCLIP SOFTWARE COMPLETE ACQUISITION TALKS

                       PaperClip Now to be Acquired by ASI

NORTH KINGSTOWN, R.I. - Access Solutions International Inc. (ASI; NASDAQ: ASIC) today announced that the company has amended its asset purchase agreement with PaperClip Software, Inc. (OTC EBB: PCLP), which was previously announced on April 15, 1997.

As a result of this amendment, PaperClip will now merge with a newly formed ASI subsidiary. The original agreement had provided for substantially all of the assets and liabilities of PaperClip to be purchased by ASI.

The original purchase price of approximately 1.5 million shares of ASI common stock plus an equivalent number of ASI Class B warrants, with each warrant entitling the holder to purchase one share of ASI common stock at an exercise price of $6 per share, will not be materially altered. The holders of
PaperClip's outstanding Convertible Notes will exchange such Notes for non-voting preferred stock of PaperClip. After 18 months, the holders of the preferred stock will have the option to sell the shares of the preferred stock to ASI for cash or ASI common stock and Class B Warrants. After 30 months, ASI will have the right to redeem the preferred stock for cash or ASI common stock and Class B Warrants.

According to Robert H. Stone, president and chief executive officer of Access Solutions, the change in the structure of this agreement, from asset purchase to merger, improves the cash-flow impact of the transaction for ASI. "Although the time and concentration dedicated by management to finalize the acquisition had a negative short-term impact on operations, we are confident that long-term results will be greatly improved," said Stone. "The acquisition of PaperClip represents a more complete integration of all aspects of the two companies and their respective operations than was ever contemplated under the original agreement."

Stone also noted that ASI has been managing the day-to-day operations of PaperClip pursuant to a management agreement since April 15, 1997, which should eliminate any major transitional adjustments that would normally follow an acquisition.

Access Solutions International, Inc. designs, develops, manufactures and markets information storage and retrieval systems, including both software and hardware.

PaperClip Software, Inc., founded in 1991, develops and markets innovative document, image and workflow management software products for PC's and networked computer systems.

                                      # # #

NOTE: Any statements released by Access Solutions International, Inc. that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect the company's business prospects and performance. These include economic, competitive, governmental, technological and other factors discussed in the company's filings with the SEC on forms 10-KSB and 10-QSB.